Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2020 THIRD QUARTER RESULTS
CHICAGO, IL, October 20, 2020 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the third quarter of 2020. Net income applicable to common shares for the third quarter of 2020 was $23.4 million, or $0.21 per share, compared to $17.8 million, or $0.16 per share, for the second quarter of 2020, and $54.1 million, or $0.49 per share, for the third quarter of 2019.
Results for the third quarter of 2020 were impacted by retail and balance sheet optimization strategies as well as securities gains. For the first nine months of 2020, the COVID-19 pandemic (the "pandemic") and governmental responses to it impacted performance for 2020, resulting in higher provision for loan losses, as well as lower net interest and noninterest income. Reported results for all periods were impacted by acquisition and integration related expenses. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
SELECT THIRD QUARTER VS. SECOND QUARTER HIGHLIGHTS
•Generated EPS of $0.21, compared to $0.16 for the prior quarter, impacted by:
◦$0.12 per share, or $18 million, for retail and balance sheet optimization costs in the third quarter of 2020.
◦$0.07 per share, or $10 million, for the third quarter of 2020 and $0.17 per share, or $25 million, for the prior quarter, for the estimated impact of the pandemic on the allowance for credit losses ("ACL").
◦$0.01 per share, or $1 million, of other pandemic related expenses compared to $0.02 in the prior quarter.
•Reported pre-tax, pre-provision earnings, adjusted(1) of $71 million, up 13% from the prior quarter due primarily to:
◦Higher fee-based revenues of $38 million, up 25% from the prior quarter, reflective of record mortgage banking income and higher transaction volumes.
◦Controlled noninterest expense, adjusted(1), to $112 million, down 3% from the prior quarter.
•Produced net interest income of $143 million at a net margin of 2.95%, down 18 basis points from the prior quarter, reflective of lower interest rates and the full quarter impact of Paycheck Protection Program ("PPP") loans.
•Credit performance stable with risk rating migration as expected:
◦ACL of 1.68% of total loans, 1.83% excluding PPP loans, consistent with 1.80% as of June 30, 2020.
◦Non-performing assets ("NPAs") to total loans plus foreclosed assets of 1.11%, consistent with 1.09% at June 30, 2020.
◦Net loan charge-offs ("NCOs") of 0.26% of average loans excluding purchased credit deteriorated ("PCD") and PPP loans, consistent with 0.27% for the prior quarter.
◦Adverse rated performing loan migration to $707 million, increasing from $450 million in the prior quarter, concentrated in elevated risk sectors.
•Total loans of $15 billion, down 2% from the prior quarter reflecting lower customer demand and higher customer liquidity levels.
•Increased total average deposits to $16 billion, up 3% from the prior quarter reflecting higher customer balances resulting from PPP funds, other government stimuli, and seasonal inflows of municipal deposits.
"Operating performance for the quarter benefited from improved fee-based revenues and tightened cost management," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "Encouragingly, business activity showed signs of recovery after widespread shutdowns, even as the lag in demand and low interest rates weighed on the quarter's production. Against a backdrop of uncertainty, we prudently maintained our credit reserves, strengthened capital and took steps to better position our balance sheet for today's lower rate environment. We also took steps to further optimize our retail distribution to better align with client preferences and needs. Combined, these actions position our Company for both improved performance and future investment."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

Mr. Scudder concluded, "As we look ahead, our collective drive remains centered on helping our clients achieve financial success. While times such as these present challenges, they also provide opportunities to leverage our financial strength to serve the needs of our clients, grow and enhance the value of our franchise."

RETAIL OPTIMIZATION
First Midwest continues its commitment to best meet the evolving needs and preferences of its clients. During the third quarter of 2020, the Company initiated certain actions that include optimizing its retail branch network and delivery model through the consolidation of 17 branches, or approximately 15% of its branch network, in early 2021. These actions resulted in pre-tax costs of $18 million associated with valuation adjustments related to locations identified for closure, modernization of our ATM network, and advisory fees and are recorded within optimization costs within noninterest expense.
BALANCE SHEET OPTIMIZATION
During the third quarter of 2020, the Company terminated longer term interest rate swaps with a notional amount of $1.1 billion, as well as reduced a portion of the borrowed funds related to the terminated swaps. At the same time, the Company liquidated $160 million of securities. As a result of these transactions, $14 million of pre-tax securities gains was fully offset by $14 million of pre-tax loss on swap terminations, with both items recorded within noninterest income. These actions are expected to positively impact future net interest income along with reducing high levels of excess liquidity as the remaining borrowed funds hedged by the terminated swaps mature in the fourth quarter of 2020.

(1) This metric is a non-GAAP financial measure. For details on the calculation of this metric, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$1,234,948	$799	0.26	$646,887	$471	0.29	$283,178	$1,702	2.38
Securities(1)	3,291,724	19,721	2.40	3,357,984	21,040	2.51	2,869,461	19,906	2.77
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	150,033	976	2.60	154,678	368	0.95	108,735	831	3.06
Loans, excluding PPP loans(1)	13,558,857	131,680	3.86	13,729,250	135,952	3.98	12,539,541	160,756	5.09
PPP loans(1)	1,194,808	7,001	2.33	887,997	5,368	2.43	—	—	—
Total loans(1)	14,753,665	138,681	3.74	14,617,247	141,320	3.89	12,539,541	160,756	5.09
Total interest-earning assets(1)	19,430,370	160,177	3.28	18,776,796	163,199	3.49	15,800,915	183,195	4.60
Cash and due from banks	284,730			275,696			224,127
Allowance for loan losses	(243,667)			(224,519)			(110,616)
Other assets	2,055,262			2,040,133			1,784,754
Total assets	$21,526,695			$20,868,106			$17,699,180
Liabilities and Stockholders' Equity
Savings deposits	$2,342,355	104	0.02	$2,246,643	99	0.02	$2,056,128	308	0.06
NOW accounts	2,744,034	307	0.04	2,549,088	637	0.10	2,483,176	3,462	0.55
Money market deposits	2,781,666	724	0.10	2,663,622	1,157	0.17	2,080,274	4,111	0.78
Time deposits	2,302,019	5,702	0.99	2,539,996	8,184	1.30	3,026,423	13,873	1.82
Borrowed funds	2,436,922	6,021	0.98	2,466,300	3,156	0.51	1,369,079	5,639	1.63
Senior and subordinated debt	234,464	3,498	5.94	234,259	3,577	6.14	233,642	3,783	6.42
Total interest-bearing liabilities	12,841,460	16,356	0.51	12,699,908	16,810	0.53	11,248,722	31,176	1.10
Demand deposits	5,631,355			5,305,109			3,800,569
Total funding sources	18,472,815		0.35	18,005,017		0.38	15,049,291		0.82
Other liabilities	378,786			361,311			322,610
Stockholders' equity	2,675,094			2,501,778			2,327,279
Total liabilities and stockholders' equity	$21,526,695			$20,868,106			$17,699,180
Tax-equivalent net interest income/margin(1)		143,821	2.95		146,389	3.13		152,019	3.82
Tax-equivalent adjustment		(1,092)			(1,155)			(1,232)
Net interest income (GAAP)(1)		$142,729			$145,234			$150,787
Impact of acquired loan accretion(1)		$7,960	0.16		$6,999	0.15		$9,244	0.23
Tax-equivalent net interest income/ margin, adjusted(1)		$135,861	2.79		$139,390	2.98		$142,775	3.59
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the third quarter of 2020 was down 1.7% from the second quarter of 2020 and 5.3% from the third quarter of 2019. The decrease in net interest income compared to both prior periods resulted primarily from lower interest rates, partially offset by lower costs of funds and an increase in interest income and fees on PPP loans. Compared to the second quarter of 2020, net interest income was also impacted by a decrease in average loans, excluding PPP loans, and securities, partially offset by the number of days in the quarter. Net interest income compared to the third quarter of 2019 was impacted by growth in loans and securities as well as the acquisition of interest-earning assets from the Park transaction in the first quarter of 2020.
Acquired loan accretion contributed $8.0 million, $7.0 million, and $9.2 million to net interest income for the third quarter of 2020, second quarter of 2020, and third quarter of 2019, respectively.

Tax-equivalent net interest margin for the current quarter was 2.95%, decreasing 18 and 87 basis points from the second quarter of 2020 and third quarter of 2019, respectively. Excluding the impact of acquired loan accretion, tax-equivalent net interest margin was 2.79%, down 19 and 80 basis points from the second quarter of 2020 and third quarter of 2019, respectively. Compared to both prior periods, tax-equivalent net interest margin decreased as a result of lower interest rates on loans and securities, lower yields on PPP loans, as well as a higher balance of other interest-earning assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by lower cost of funds. In addition, tax-equivalent net interest margin compared to the second quarter of 2020 was impacted by higher interest rate swap expense on borrowed funds.
For the third quarter of 2020, total average interest-earning assets rose by $653.6 million and $3.6 billion from the second quarter of 2020 and third quarter of 2019, respectively. The increase compared to both prior periods resulted primarily from PPP loans and a higher balance of other interest-earning assets. In addition, the increase in average interest-earning assets compared to the third quarter of 2019 was impacted by the assets acquired in the Park Bank transaction, loan growth, and securities purchases.
Total average funding sources for the third quarter of 2020 increased by $467.8 million and $3.4 billion from the second quarter of 2020 and third quarter of 2019, respectively. The increase compared to both prior periods was driven primarily by deposit growth due to higher customer balances resulting from PPP funds and other government stimuli. In addition, the increase compared to the second quarter of 2020 was impacted by seasonal inflows of municipal deposits and compared to the third quarter of 2019 was impacted by deposits assumed in the Park Bank transaction and a higher balance of FHLB advances.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Wealth management fees	$12,837	$11,942	$12,063	7.5	6.4
Service charges on deposit accounts	10,342	9,125	13,024	13.3	(20.6)
Mortgage banking income	6,659	3,477	3,066	91.5	117.2
Card-based fees, net	4,472	3,180	4,694	40.6	(4.7)
Capital market products income	886	694	4,161	27.7	(78.7)
Other service charges, commissions, and fees	2,823	2,078	3,023	35.9	(6.6)
Total fee-based revenues	38,019	30,496	40,031	24.7	(5.0)
Other income	2,523	2,495	2,920	1.1	(13.6)
Swap termination costs	(14,285)	—	—	N/M	N/M
Net securities gains	14,328	—	—	N/M	N/M
Total noninterest income	$40,585	$32,991	$42,951	23.0	(5.5)
N/M – Not meaningful.
Total noninterest income of $40.6 million was up 23.0% from the second quarter of 2020 and down 5.5% from the third quarter of 2019. Compared to both prior periods, the increase in wealth management fees was driven primarily by continued sales of fiduciary and investment advisory services to existing customers and a recovering market environment. The increase in service charges on deposit accounts, net card-based fees, and other service charges, commissions, and fees from the second quarter of 2020 was due to higher transaction volumes, whereas the decrease from the third quarter of 2019 resulted from the impact of lower transaction volumes as a result of the pandemic.
Record mortgage banking income for the third quarter of 2020 resulted from sales of $251.8 million of 1-4 family mortgage loans in the secondary market, compared to $168.7 million and $141.0 million in the second quarter of 2020 and third quarter of 2019, respectively.
Capital market products income decreased compared to the third quarter of 2019 as a result of lower levels of sales to corporate clients in light of market conditions.
During the third quarter of 2020, the Company terminated longer term interest rate swaps with a notional amount of $1.1 billion as a result of excess liquidity and in response to current market conditions. At the same time, the Company liquidated $160 million of securities.
As a result of these transactions, $14 million of pre-tax securities gains was fully offset by $14 million of pre-tax loss on swap terminations.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Salaries and employee benefits:
Salaries and wages	$53,385	$52,592	$50,686	1.5	5.3
Retirement and other employee benefits	11,349	11,080	10,795	2.4	5.1
Total salaries and employee benefits	64,734	63,672	61,481	1.7	5.3
Net occupancy and equipment expense(1)	13,736	15,116	12,787	(9.1)	7.4
Technology and related costs(1)	10,416	9,853	6,960	5.7	49.7
Professional services(1)	7,325	8,880	8,768	(17.5)	(16.5)
Advertising and promotions	2,688	2,810	2,955	(4.3)	(9.0)
Net other real estate owned ("OREO") expense	544	126	381	331.7	42.8
Other expenses	12,374	14,624	11,432	(15.4)	8.2
Optimization costs	18,376	—	—	100.0	100.0
Acquisition and integration related expenses	881	5,249	3,397	(83.2)	(74.1)
Delivering Excellence implementation costs	—	—	234	—	(100.0)
Total noninterest expense	$131,074	$120,330	$108,395	8.9	20.9
Optimization costs	(18,376)	—	—	(100.0)	(100.0)
Acquisition and integration related expenses	(881)	(5,249)	(3,397)	(83.2)	(74.1)
Delivering Excellence implementation costs	—	—	(234)	—	(100.0)
Total noninterest expense, adjusted(2)	$111,817	$115,081	$104,764	(2.8)	6.7
(1) Certain reclassifications were made to prior year amounts to conform to the current year presentation.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense increased 8.9% from the second quarter of 2020 and 20.9% from the third quarter of 2019. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. The third quarter of 2020 was impacted by optimization costs associated with retail optimization strategies, and the third quarter of 2019 was impacted by costs related to our Delivering Excellence initiative. Excluding these items, noninterest expense for the third quarter of 2020 was $111.8 million, down 2.8% from the second quarter of 2020 and up 6.7% from the third quarter of 2019. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans decreased to 2.19% for the third quarter of 2020, down 6% and 7% from the second quarter of 2020 and third quarter of 2019, respectively.
Operating costs associated with the Park Bank transaction completed in the first quarter of 2020 contributed to the increase in noninterest expense compared to the third quarter of 2019. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, professional services, technology and related costs, and other expenses.
Compared to the second quarter of 2020, salaries and employee benefits increased primarily due to lower levels of deferred loan salaries. The increase from the third quarter of 2019 was also impacted by merit increases and higher commissions resulting from sales of 1-4 family mortgage loans in the secondary market, partially offset by lower incentive compensation expenses. Occupancy and equipment costs for the second quarter of 2020 were elevated by expenses resulting from the pandemic. Technology and related costs compared to the third quarter of 2019 was impacted by investments in technology, including the origination of PPP loans. Professional services expenses were lower compared to both prior periods due to elevated prior period expenses associated with process enhancements and organizational growth. Other expenses for the second quarter of 2020 was impacted by a valuation adjustment on a foreclosed asset.
Optimization costs of $18.4 million for the third quarter of 2020 primarily include valuation adjustments related to locations identified for closure, modernization of our ATM network, and advisory fees.
Acquisition and integration related expenses for the third quarter of 2020 and second quarter of 2020 resulted primarily from the acquisition of Park Bank. In addition, acquisition and integration related expenses for the second quarter of 2020 and third quarter of 2019 resulted from the acquisition of Bridgeview Bank.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Commercial and industrial	$4,635,571	$4,789,556	$4,570,361	(3.2)	1.4
Agricultural	377,466	381,124	417,740	(1.0)	(9.6)
Commercial real estate:
Office, retail, and industrial	1,950,406	2,020,318	1,892,877	(3.5)	3.0
Multi-family	868,293	874,861	817,444	(0.8)	6.2
Construction	631,607	687,063	637,256	(8.1)	(0.9)
Other commercial real estate	1,452,994	1,475,937	1,425,292	(1.6)	1.9
Total commercial real estate	4,903,300	5,058,179	4,772,869	(3.1)	2.7
Total corporate loans, excluding PPP loans	9,916,337	10,228,859	9,760,970	(3.1)	1.6
PPP loans	1,196,538	1,179,403	—	1.5	N/M
Total corporate loans	11,112,875	11,408,262	9,760,970	(2.6)	13.9
Home equity	827,746	892,867	833,955	(7.3)	(0.7)
1-4 family mortgages	2,287,555	2,175,322	1,686,967	5.2	35.6
Installment	425,012	457,207	491,427	(7.0)	(13.5)
Total consumer loans	3,540,313	3,525,396	3,012,349	0.4	17.5
Total loans	$14,653,188	$14,933,658	$12,773,319	(1.9)	14.7

N/M – Not meaningful.
Total loans includes loans originated under the PPP loan program in the second and third quarters of 2020, which totaled $1.2 billion as of September 30, 2020. Excluding these loans, total loans decreased 2.2% from June 30, 2020. Excluding PPP loans and the loans acquired in the Park Bank acquisition in the first quarter of 2020, total loans decreased 0.8% from September 30, 2019. Compared to both prior periods, corporate loans, excluding PPP loans were impacted by lower production and line usage and higher paydowns due to current economic conditions as a result of the ongoing pandemic.
Growth in consumer loans compared to both prior periods resulted primarily from strong production and purchases of 1-4 family mortgages, which more than offset higher prepayments. In addition, compared to the third quarter of 2019, purchases of home equity loans contributed to the increase.

Allowance for Credit Losses
(Dollar amounts in thousands)

	As of			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Allowance for credit losses
ACL, excluding PCD loans	$209,988	$203,243	$110,228	3.3	90.5
PCD loan ACL	36,885	44,434	—	(17.0)	100.0
Total ACL	$246,873	$247,677	$110,228	(0.3)	124.0
Provision for credit losses	$15,927	$32,649	$12,498	(51.2)	27.4
ACL to total loans(1)	1.68%	1.66%	0.86%
ACL to total loans, excluding PPP loans(1)(2)	1.83%	1.80%	0.86%
ACL to non-accrual loans	171.95%	177.98%	141.88%
(1) Prior to the adoption of the current expected credit losses accounting standard ("CECL") on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
(2) This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The Company adopted CECL on January 1, 2020, which impacted both the level of ACL as well as other asset quality metrics due to the change in accounting for acquired PCD loans. In addition, the Company participated in the PPP program, which resulted in $1.2 billion of loans originated in the second and third quarters of 2020 that are expected to be forgiven by the Small Business Administration ("SBA"). As a result, certain metrics are presented excluding PCD and PPP loans to provide comparability to prior periods.
The ACL was $246.9 million or 1.68% of total loans as of September 30, 2020, consistent with June 30, 2020 and increasing $136.6 million compared to September 30, 2019. Excluding the impact of PPP loans, ACL to total loans was 1.83% as of September 30, 2020, consistent with 1.80% and up from 0.86% as of June 30, 2020 and September 30, 2019, respectively. Compared to September 30, 2019, the increase in ACL is a result of the adoption of the CECL accounting standard, the Park Bank acquisition, as well as additional ACL established as a result of the pandemic.

Asset Quality
(Dollar amounts in thousands)

	As of			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Asset quality
Non-accrual loans, excluding PCD loans(1)(2)	$103,582	$94,044	$77,692	10.1	33.3
Non-accrual PCD loans(1)	39,990	45,116	—	(11.4)	N/M
Total non-accrual loans	143,572	139,160	77,692	3.2	84.8
90 days or more past due loans, still accruing interest(1)	3,781	3,241	4,657	16.7	(18.8)
Total non-performing loans, ("NPLs")	147,353	142,401	82,349	3.5	78.9
Accruing troubled debt restructurings ("TDRs")	841	1,201	1,422	(30.0)	(40.9)
Foreclosed assets(3)	15,299	19,024	25,266	(19.6)	(39.4)
Total NPAs	$163,493	$162,626	$109,037	0.5	49.9
30-89 days past due loans(1)	$21,551	$36,342	$46,171	(40.7)	(53.3)
30-89 days past due loans, excluding PCD loans(1)(2)	$19,042	$34,872	$46,171	(45.4)	(58.8)
Special mention loans(4)	$395,295	$256,373	$185,369	54.2	113.2
Substandard loans(4)	311,430	193,337	171,731	61.1	81.3
Total adverse rated performing loans(4)	$706,725	$449,710	$357,100	57.2	97.9
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.98%	0.93%	0.61%
Non-accrual loans to total loans, excluding PPP loans(1)(2)(5)	1.07%	1.01%	0.61%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(2)(5)	0.78%	0.70%	0.61%
Non-performing loans to total loans:
NPLs to total loans	1.01%	0.95%	0.64%
NPLs to total loans, excluding PPP loans(1)(2)(5)	1.10%	1.04%	0.64%
NPLs to total loans, excluding PCD and PPP loans(1)(2)(5)	0.81%	0.72%	0.64%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	1.11%	1.09%	0.85%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(2)(5)	1.21%	1.18%	0.85%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(2)(5)	0.93%	0.87%	0.85%
Adverse rated performing loans to total loans:
Adverse rated performing loans to corporate loans	6.36%	3.94%	3.66%
Adverse rated performing loans, excluding PPP loans to corporate loans	7.13%	4.40%	3.66%
N/M – Not meaningful.
(1) Prior to the adoption of CECL on January 1, 2020, purchased credit impaired ("PCI") loans with an accretable yield were considered current and were not included in past due loan totals. In addition, PCI loans with an accretable yield were excluded from non-accrual loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals. In addition, an ACL is established as of the acquisition date or upon the adoption of CECL for loans previously classified as PCI, as PCD loans are no longer recorded net of a credit-related acquisition adjustment.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(4) Adverse rated performing loans excludes accruing TDRs.
(5) This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans.

NPAs represented 1.11% of total loans and foreclosed assets at September 30, 2020 compared to 1.09% and 0.85% at June 30, 2020 and September 30, 2019, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.93% at September 30, 2020, compared to 0.87% at June 30, 2020 and 0.85% at September 30, 2019, reflective of normal fluctuations that occur on a quarterly basis.
Adverse rated performing loans increased to $707 million for the third quarter of 2020 from $450 million and $357 million at June 30, 2020 and September 30, 2019, respectively. This increase is as a result of the pandemic's impact on certain borrowers primarily focused in elevated risk sectors that the Company has determined require additional monitoring. These loans exhibit potential or well-defined weaknesses but continue to accrue interest because they are well secured, and collection of principal and interest is expected.
Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2020	% of Total	June 30, 2020	% of Total	September 30, 2019	% of Total
Net loan charge-offs(1)
Commercial and industrial	$5,470	34.7	$4,735	36.6	$5,532	60.1
Agricultural	265	1.7	118	0.9	439	4.8
Commercial real estate:
Office, retail, and industrial	1,339	8.5	3,086	23.9	219	2.4
Multi-family	—	—	9	0.1	(38)	(0.4)
Construction	4,889	31.1	798	6.2	(2)	—
Other commercial real estate	1,753	11.1	19	0.1	(43)	(0.5)
Consumer	2,027	12.9	4,158	32.2	3,092	33.6
Total NCOs	$15,743	100.0	$12,923	100.0	$9,199	100.0
Less: NCOs on PCD loans(2)(3)	(6,923)	44.0	(3,833)	29.7	—	N/A
Total NCOs, excluding PCD loans(2)(3)	$8,820		$9,090		$9,199
Recoveries included in total NCOs	$1,795		$1,311		$2,073
Quarter-to-date(1)(4):
Net loan charge-offs to average loans	0.42%		0.36%		0.29%
Net loan charge-offs to average loans, excluding PPP loans(3)(5)	0.46%		0.38%		0.29%
Net loan charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.26%		0.27%		0.29%
Year-to-date(1)(4):
Net loan charge-offs to average loans	0.38%		0.36%		0.31%
Net loan charge-offs to average loans, excluding PPP loans(3)(5)	0.40%		0.38%		0.31%
Net loan charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.29%		0.30%		0.31%
N/A – Not applicable.
(1) Amounts represent charge-offs, net of recoveries.
(2) Prior to the adoption of CECL on January 1, 2020, the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, an ACL on PCD loans, including those previously identified as PCI, is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL.
(3) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(4) Annualized based on the actual number of days for each period presented.
(5) This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans.
NCOs to average loans, annualized was 0.42%, compared to 0.36% for the second quarter of 2020 and 0.29% for the third quarter of 2019. Excluding charge-offs on PCD and the impact of PPP loans on this metric, NCOs to average loans was 0.26% for the third quarter of 2020, down from 0.27% for the second quarter of 2020 and 0.29% for the third quarter of 2019.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			September 30, 2020 Percent Change From
	September 30, 2020	June 30, 2020	September 30, 2019	June 30, 2020	September 30, 2019
Demand deposits	$5,631,355	$5,305,109	$3,800,569	6.1	48.2
Savings deposits	2,342,355	2,246,643	2,056,128	4.3	13.9
NOW accounts	2,744,034	2,549,088	2,483,176	7.6	10.5
Money market accounts	2,781,666	2,663,622	2,080,274	4.4	33.7
Core deposits	13,499,410	12,764,462	10,420,147	5.8	29.6
Time deposits	2,302,019	2,539,996	3,026,423	(9.4)	(23.9)
Total deposits	$15,801,429	$15,304,458	$13,446,570	3.2	17.5
Total average deposits were $15.8 billion for the third quarter of 2020, up 3.2% from the second quarter of 2020 and 17.5% from the third quarter of 2019. Compared to both prior periods, the rise in total average deposits was impacted by higher customer balances resulting from PPP funds and other government stimuli. In addition, the increase in total average deposits compared to the second quarter of 2020 was impacted by seasonal inflows of municipal deposits and compared to the third quarter of 2019 was impacted by the deposits assumed in the Park Bank transaction in March 2020.
CAPITAL MANAGEMENT
Capital Ratios

	As of
	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.06%	13.70%	12.96%	12.62%
Tier 1 capital to risk-weighted assets	11.48%	11.19%	10.52%	10.18%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.97%	9.70%	10.52%	10.18%
Tier 1 capital to average assets	8.50%	8.70%	8.81%	8.67%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.43%	7.32%	8.81%	8.54%
Tangible common equity to tangible assets, excluding PPP loans	7.90%	7.77%	8.81%	8.54%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.30%	7.17%	8.82%	8.50%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets, excluding PPP loans	7.77%	7.62%	8.82%	8.50%
Tangible common equity to risk-weighted assets	9.84%	9.61%	10.51%	10.24%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Total and Tier 1 capital to risk-weighted assets ratios increased compared to all prior periods primarily as a result of retained earnings and the mix of risk-weighted assets. Compared to September 30, 2019 total and Tier 1 capital ratios also benefited from the issuance of preferred stock. In addition, compared to September 30, 2019, all capital ratios were impacted by the approximately 50 basis point decrease due to the Park Bank acquisition, 15 basis point decrease due to stock repurchases, and the impact of loan growth and securities purchases on risk-weighted and average assets. The Company elected the five year CECL transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and tier 1 capital at September 30, 2020.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the third quarter of 2020, which is consistent with the second quarter of 2020 and the third quarter of 2019. This dividend represents the 151st consecutive cash dividend paid by the Company since its inception in 1983.

Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, October 21, 2020 at 11 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, investor.firstmidwest.com. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10148585 beginning one hour after completion of the live call until 9:00 A.M. (ET) on January 20, 2021. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2020, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, acquisition transactions, estimated synergies, cost savings and financial benefits of announced and completed transactions, growth strategies, including possible future acquisitions, and the continued or potential effects of the pandemic on our business, financial condition, liquidity, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the pandemic, including the continued effects on our business, operations and employees, as well as on our customers and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2019, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, 30-89 days past due loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include optimization costs (third quarter of 2020), swap termination costs (third quarter of 2020) acquisition and integration related expenses associated with completed and pending acquisitions (all periods), net securities gains (losses) (third and first quarters of 2020), and Delivering Excellence implementation costs (all periods in 2019). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes optimization costs, acquisition and integration related expenses, and Delivering Excellence implementation costs. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, 30-89 days past due loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are expected to be forgiven by the SBA if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.

About First Midwest
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $13 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, eastern Iowa and other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer 708.831.7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications 708.831.7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Period-End Balance Sheet
Assets
Cash and due from banks	$254,212	$304,445	$252,138	$214,894	$273,613
Interest-bearing deposits in other banks	936,528	637,856	229,474	84,327	202,054
Equity securities, at fair value	55,021	43,954	40,098	42,136	40,723
Securities available-for-sale, at fair value	3,279,884	3,435,862	3,382,865	2,873,386	2,905,738
Securities held-to-maturity, at amortized cost	22,193	19,628	19,825	21,997	22,566
FHLB and FRB stock	138,120	148,512	154,357	115,409	112,845
Loans:
Commercial and industrial	4,635,571	4,789,556	5,064,295	4,481,525	4,570,361
Agricultural	377,466	381,124	393,063	405,616	417,740
Commercial real estate:
Office, retail, and industrial	1,950,406	2,020,318	2,092,097	1,848,718	1,892,877
Multi-family	868,293	874,861	918,944	856,553	817,444
Construction	631,607	687,063	661,363	593,093	637,256
Other commercial real estate	1,452,994	1,475,937	1,415,892	1,383,708	1,425,292
PPP loans	1,196,538	1,179,403	—	—	—
Home equity	827,746	892,867	973,658	851,454	833,955
1-4 family mortgages	2,287,555	2,175,322	1,957,037	1,927,078	1,686,967
Installment	425,012	457,207	488,668	492,585	491,427
Total loans	14,653,188	14,933,658	13,965,017	12,840,330	12,773,319
Allowance for loan losses	(239,048)	(240,052)	(219,948)	(108,022)	(109,028)
Net loans	14,414,140	14,693,606	13,745,069	12,732,308	12,664,291
OREO	6,552	9,947	9,814	8,750	12,428
Premises, furniture, and equipment, net	132,267	143,001	145,844	147,996	147,064
Investment in bank-owned life insurance ("BOLI")	300,429	299,649	298,827	296,351	297,610
Goodwill and other intangible assets	935,801	940,182	935,241	875,262	876,219
Accrued interest receivable and other assets	612,996	568,239	539,748	437,581	458,303
Total assets	$21,088,143	$21,244,881	$19,753,300	$17,850,397	$18,013,454
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$5,555,735	$5,602,016	$4,222,523	$3,802,422	$3,832,744
Interest-bearing deposits	10,215,838	10,055,640	9,876,427	9,448,856	9,608,183
Total deposits	15,771,573	15,657,656	14,098,950	13,251,278	13,440,927
Borrowed funds	1,957,180	2,305,195	2,648,210	1,658,758	1,653,490
Senior and subordinated debt	234,563	234,358	234,153	233,948	233,743
Accrued interest payable and other liabilities	460,656	391,461	336,280	335,620	345,695
Stockholders' equity	2,664,171	2,656,211	2,435,707	2,370,793	2,339,599
Total liabilities and stockholders' equity	$21,088,143	$21,244,881	$19,753,300	$17,850,397	$18,013,454
Stockholders' equity, excluding AOCI	$2,638,422	$2,627,484	$2,400,384	$2,372,747	$2,332,861
Stockholders' equity, common	2,433,671	2,425,711	2,435,707	2,370,793	2,339,599

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
Income Statement
Interest income	$159,085	$162,044	$170,227	$176,604	$181,963	$491,356	$522,135
Interest expense	16,356	16,810	26,652	28,245	31,176	59,818	82,012
Net interest income	142,729	145,234	143,575	148,359	150,787	431,538	440,123
Provision for loan losses	15,927	32,649	39,532	9,594	12,498	88,108	34,433
Net interest income after provision for credit losses	126,802	112,585	104,043	138,765	138,289	343,430	405,690
Noninterest Income
Service charges on deposit accounts	10,342	9,125	11,781	12,664	13,024	31,248	36,760
Wealth management fees	12,837	11,942	12,361	12,484	12,063	37,140	35,853
Card-based fees, net	4,472	3,180	3,968	4,512	4,694	11,620	13,621
Capital market products income	886	694	4,722	6,337	4,161	6,302	7,594
Mortgage banking income	6,659	3,477	1,788	4,134	3,066	11,924	5,971
Other service charges, commissions, and fees	2,823	2,078	2,682	2,946	3,023	7,583	8,417
Total fee-based revenues	38,019	30,496	37,302	43,077	40,031	105,817	108,216
Other income	2,523	2,495	3,065	3,419	2,920	8,083	8,167
Swap termination costs	(14,285)	—	—	—	—	(14,285)	—
Net securities gains (losses)	14,328	—	(1,005)	—	—	13,323	—
Total noninterest income	40,585	32,991	39,362	46,496	42,951	112,938	116,383
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	53,385	52,592	49,990	53,043	50,686	155,967	144,597
Retirement and other employee benefits	11,349	11,080	12,869	9,930	10,795	35,298	32,949
Total salaries and employee benefits	64,734	63,672	62,859	62,973	61,481	191,265	177,546
Net occupancy and equipment expense	13,736	15,116	14,227	12,940	12,787	43,079	38,878
Professional services	7,325	8,880	10,390	10,949	8,768	26,595	25,479
Technology and related costs	10,416	9,853	8,548	7,429	6,960	28,817	20,358
Advertising and promotions	2,688	2,810	2,761	2,896	2,955	8,259	8,494
Net OREO expense	544	126	420	1,080	381	1,090	1,356
Other expenses	12,374	14,624	12,654	13,000	11,432	39,652	35,000
Optimization costs	18,376	—	—	—	—	18,376	—
Acquisition and integration related expenses	881	5,249	5,472	5,258	3,397	11,602	16,602
Delivering Excellence implementation costs	—	—	—	223	234	—	934
Total noninterest expense	131,074	120,330	117,331	116,748	108,395	368,735	324,647
Income before income tax expense	36,313	25,246	26,074	68,513	72,845	87,633	197,426
Income tax expense	8,690	6,182	6,468	16,392	18,300	21,340	49,809
Net income	$27,623	$19,064	$19,606	$52,121	$54,545	$66,293	$147,617
Preferred dividends	(4,033)	(1,037)	—	—	—	(5,070)	—
Net income applicable to non-vested restricted shares	(236)	(187)	(192)	(424)	(465)	(615)	(1,257)
Net income applicable to common shares	$23,354	$17,840	$19,414	$51,697	$54,080	$60,608	$146,360
Net income applicable to common shares, adjusted(1)	37,765	21,777	24,272	55,807	56,803	83,814	159,511
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
EPS
Basic EPS	$0.21	$0.16	$0.18	$0.47	$0.49	$0.54	$1.36
Diluted EPS	$0.21	$0.16	$0.18	$0.47	$0.49	$0.54	$1.35
Diluted EPS, adjusted(1)	$0.33	$0.19	$0.22	$0.51	$0.52	$0.75	$1.47
Common Stock and Related Per Common Share Data
Book value	$21.29	$21.23	$21.33	$21.56	$21.27	$21.29	$21.27
Tangible book value	$13.11	$13.00	$13.14	$13.60	$13.31	$13.11	$13.31
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.42	$0.40
Closing price at period end	$10.78	$13.35	$13.24	$23.06	$19.48	$10.78	$19.48
Closing price to book value	0.5	0.6	0.6	1.1	0.9	0.5	0.9
Period end shares outstanding	114,293	114,276	114,213	109,972	109,970	114,293	109,970
Period end treasury shares	11,067	11,079	11,136	10,443	10,441	11,067	10,441
Common dividends	$16,011	$16,015	$16,002	$15,404	$15,406	$48,028	$43,746
Dividend payout ratio	66.67%	87.50%	77.78%	29.79%	28.57%	77.78%	29.41%
Dividend payout ratio, adjusted(1)	42.42%	73.68%	63.64%	27.45%	26.92%	56.00%	27.21%
Key Ratios/Data
Return on average common equity(2)	3.80%	2.94%	3.23%	8.69%	9.22%	3.33%	8.75%
Return on average common equity, adjusted(1)(2)	6.15%	3.58%	4.04%	9.38%	9.68%	4.60%	9.54%
Return on average tangible common equity(2)	6.73%	5.32%	5.66%	14.37%	15.36%	5.90%	14.55%
Return on average tangible common equity, adjusted(1)(2)	10.53%	6.37%	6.94%	15.47%	16.10%	7.95%	15.80%
Return on average assets(2)	0.51%	0.37%	0.43%	1.16%	1.22%	0.44%	1.18%
Return on average assets, adjusted(1)(2)	0.78%	0.44%	0.53%	1.25%	1.28%	0.59%	1.29%
Loans to deposits	92.91%	95.38%	99.05%	96.90%	95.03%	92.91%	95.03%
Efficiency ratio(1)	60.36%	64.08%	60.21%	56.16%	53.54%	61.52%	54.60%
Net interest margin(2)(3)	2.95%	3.13%	3.54%	3.72%	3.82%	3.19%	3.97%
Yield on average interest-earning assets(2)(3)	3.28%	3.49%	4.19%	4.43%	4.60%	3.63%	4.70%
Cost of funds(2)(4)	0.35%	0.38%	0.69%	0.74%	0.82%	0.46%	0.77%
Noninterest expense to average assets(2)	2.42%	2.32%	2.56%	2.59%	2.43%	2.43%	2.60%
Noninterest expense, adjusted to average assets, excluding PPP loans(1)(2)	2.19%	2.32%	2.44%	2.47%	2.35%	2.31%	2.46%
Effective income tax rate	23.93%	24.49%	24.81%	23.93%	25.12%	24.35%	25.23%
Capital Ratios
Total capital to risk-weighted assets(1)	14.06%	13.70%	12.00%	12.96%	12.62%	14.00%	12.62%
Tier 1 capital to risk-weighted assets(1)	11.48%	11.19%	9.64%	10.52%	10.18%	11.42%	10.18%
CET1 to risk-weighted assets(1)	9.97%	9.70%	9.64%	10.52%	10.18%	9.91%	10.18%
Tier 1 capital to average assets(1)	8.50%	8.70%	8.60%	8.81%	8.67%	8.45%	8.67%
Tangible common equity to tangible assets(1)	7.43%	7.32%	7.97%	8.81%	8.54%	7.43%	8.54%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.30%	7.17%	7.79%	8.82%	8.50%	7.30%	8.50%
Tangible common equity to risk- weighted assets(1)	9.84%	9.61%	9.63%	10.51%	10.24%	9.84%	10.24%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$40,781	$19,475	$24,944	$29,995	$26,739	$40,781	$26,739
Agricultural	13,293	8,494	5,823	5,954	6,242	13,293	6,242
Commercial real estate:
Office, retail, and industrial	26,406	26,342	26,107	25,857	26,812	26,406	26,812
Multi-family	1,547	2,132	2,688	2,697	2,152	1,547	2,152
Construction	2,977	18,640	18,764	152	152	2,977	152
Other commercial real estate	4,690	5,304	4,562	4,729	4,680	4,690	4,680
Consumer	13,888	13,657	14,761	12,885	10,915	13,888	10,915
Non-accrual, excluding PCD loans	103,582	94,044	97,649	82,269	77,692	103,582	77,692
Non-accrual PCD loans	39,990	45,116	48,950	—	—	39,990	—
Total non-accrual loans	143,572	139,160	146,599	82,269	77,692	143,572	77,692
90 days or more past due loans, still accruing interest	3,781	3,241	5,052	5,001	4,657	3,781	4,657
Total NPLs	147,353	142,401	151,651	87,270	82,349	147,353	82,349
Accruing TDRs	841	1,201	1,216	1,233	1,422	841	1,422
Foreclosed assets(5)	15,299	19,024	21,027	20,458	25,266	15,299	25,266
Total NPAs	$163,493	$162,626	$173,894	$108,961	$109,037	$163,493	$109,037
30-89 days past due loans	$21,551	$36,342	$81,127	$31,958	$46,171	$21,551	$46,171
Allowance for credit losses
Allowance for loan losses	$239,048	$240,052	$219,948	$108,022	$109,028	$239,048	$109,028
Reserve for unfunded commitments	7,825	7,625	6,753	1,200	1,200	7,825	1,200
Total ACL	$246,873	$247,677	$226,701	$109,222	$110,228	$246,873	$110,228
Provision for loan losses	$15,927	$32,649	$39,532	$9,594	$12,498	$88,108	$34,433
Net charge-offs by category
Commercial and industrial	$5,470	$4,735	$4,680	$6,799	$5,532	$14,885	$15,193
Agricultural	265	118	1,227	15	439	1,610	1,186
Commercial real estate:
Office, retail, and industrial	1,339	3,086	329	256	219	4,754	2,291
Multi-family	—	9	5	(439)	(38)	14	301
Construction	4,889	798	1,808	3	(2)	7,495	(12)
Other commercial real estate	1,753	19	164	13	(43)	1,936	430
Consumer	2,027	4,158	3,901	3,953	3,092	10,086	8,235
Total NCOs	$15,743	$12,923	$12,114	$10,600	$9,199	$40,780	$27,624
Less: NCOs on PCD loans	(6,923)	(3,833)	(1,720)	—	—	(12,476)	—
Total NCOs, excluding PCD loans	$8,820	$9,090	$10,394	$10,600	$9,199	$28,304	$27,624
Total recoveries included above	$1,795	$1,311	$1,816	$2,153	$2,073	$4,922	$5,849
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
Adverse Rated Performing Loans
Special mention loans(8)	$395,295	$256,373	$240,826	$188,703	$185,369	$395,295	$185,369
Substandard loans(8)	311,430	193,337	196,923	188,711	171,731	311,430	171,731
Total adverse rated performing loans(8)	$706,725	$449,710	$437,749	$377,414	$357,100	$706,725	$357,100
Asset quality ratios
Non-accrual loans to total loans	0.98%	0.93%	1.05%	0.64%	0.61%	0.98%	0.61%
Non-accrual loans to total loans, excluding PPP loans(6)	1.07%	1.01%	1.05%	0.64%	0.61%	1.07%	0.61%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.78%	0.70%	0.71%	0.64%	0.61%	0.78%	0.61%
NPLs to total loans	1.01%	0.95%	1.09%	0.68%	0.64%	1.01%	0.64%
NPLs to total loans, excluding PPP loans(6)	1.10%	1.04%	1.09%	0.68%	0.64%	1.10%	0.64%
NPLs to total loans, excluding PCD and PPP loans(6)	0.81%	0.72%	0.75%	0.68%	0.64%	0.81%	0.64%
NPAs to total loans plus foreclosed assets	1.11%	1.09%	1.24%	0.85%	0.85%	1.11%	0.85%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	1.21%	1.18%	1.24%	0.85%	0.85%	1.21%	0.85%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.93%	0.87%	0.91%	0.85%	0.85%	0.93%	0.85%
NPAs to tangible common equity plus ACL	9.37%	9.38%	10.07%	6.79%	6.93%	9.37%	6.93%
Non-accrual loans to total assets	0.68%	0.66%	0.74%	0.46%	0.43%	0.68%	0.43%
Adverse rated performing loans to corporate loans	6.36%	3.94%	4.15%	3.95%	3.66%	6.36%	3.66%
Adverse rated performing loans, excluding PPP loans to corporate loans(6)	7.13%	4.40%	4.15%	3.95%	3.66%	7.13%	3.66%
Allowance for credit losses and net charge-off ratios
ACL to total loans(7)	1.68%	1.66%	1.62%	0.85%	0.86%	1.68%	0.86%
ACL to non-accrual loans	171.95%	177.98%	154.64%	132.76%	141.88%	171.95%	141.88%
ACL to NPLs	167.54%	173.93%	149.49%	125.15%	133.85%	167.54%	133.85%
NCOs to average loans(2)	0.42%	0.36%	0.37%	0.33%	0.29%	0.38%	0.31%
NCOs to average loans, excluding PPP loans(2)	0.46%	0.38%	0.37%	0.33%	0.29%	0.40%	0.31%
NCOs to average loans, excluding PCD and PPP loans(2)	0.26%	0.27%	0.32%	0.33%	0.29%	0.29%	0.31%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(6)This ratio excludes PPP loans that are expected to be forgiven if employee retention criteria are met and funds are used for eligible expenses. As a result, no allowance for credit losses is associated with these loans.
(7)Prior to the adoption of CECL on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans, which incorporated credit risk as of the acquisition date with no ACL being established at that time. As the acquisition adjustment was accreted into income over future periods, an ACL on acquired loans was established as necessary to reflect credit deterioration. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
(8)Adverse rated performing loans excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
EPS
Net income	$27,623	$19,064	$19,606	$52,121	$54,545	$66,293	$147,617
Dividends and accretion on preferred stock	(4,033)	(1,037)	—	—	—	(5,070)	—
Net income applicable to non- vested restricted shares	(236)	(187)	(192)	(424)	(465)	(615)	(1,257)
Net income applicable to common shares	23,354	17,840	19,414	51,697	54,080	60,608	146,360
Adjustments to net income:
Optimization costs	18,376	—	—	—	—	18,376	—
Tax effect of optimization costs	(4,594)	—	—	—	—	(4,594)	—
Swap termination costs	14,285	—	—	—	—	14,285	—
Tax effect of swap termination costs	(3,571)	—	—	—	—	(3,571)	—
Acquisition and integration related expenses	881	5,249	5,472	5,258	3,397	11,602	16,602
Tax effect of acquisition and integration related expenses	(220)	(1,312)	(1,368)	(1,315)	(849)	(2,900)	(4,151)
Net securities (gains) losses	(14,328)	—	1,005	—	—	(13,323)	—
Tax effect of net securities (gains) losses	3,582	—	(251)	—	—	3,331	—
Delivering Excellence implementation costs	—	—	—	223	234	—	934
Tax effect of Delivering Excellence implementation costs	—	—	—	(56)	(59)	—	(234)
Total adjustments to net income, net of tax	14,411	3,937	4,858	4,110	2,723	23,206	13,151
Net income applicable to common shares, adjusted(1)	$37,765	$21,777	$24,272	$55,807	$56,803	$83,814	$159,511
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	113,160	113,145	109,922	109,059	109,281	112,079	107,852
Dilutive effect of common stock equivalents	276	191	443	519	381	322	394
Weighted-average diluted common shares outstanding	113,436	113,336	110,365	109,578	109,662	112,401	108,246
Basic EPS	$0.21	$0.16	$0.18	$0.47	$0.49	$0.54	$1.36
Diluted EPS	$0.21	$0.16	$0.18	$0.47	$0.49	$0.54	$1.35
Diluted EPS, adjusted(1)	$0.33	$0.19	$0.22	$0.51	$0.52	$0.75	$1.47
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.42	$0.40
Dividend payout ratio	66.67%	87.50%	77.78%	29.79%	28.57%	77.78%	29.41%
Dividend payout ratio, adjusted(1)	42.42%	73.68%	63.64%	27.45%	26.92%	56.00%	27.21%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$23,354	$17,840	$19,414	$51,697	$54,080	$60,608	$146,360
Intangibles amortization	2,810	2,820	2,770	2,744	2,750	8,400	7,737
Tax effect of intangibles amortization	(703)	(705)	(693)	(686)	(688)	(2,100)	(1,934)
Net income applicable to common shares, excluding intangibles amortization	25,461	19,955	21,491	53,755	56,142	66,908	152,163
Total adjustments to net income, net of tax(1)	14,411	3,937	4,858	4,110	2,723	23,206	13,151
Net income applicable to common shares, adjusted(1)	$39,872	$23,892	$26,349	$57,865	$58,865	$90,114	$165,314
Average stockholders' common equity	$2,444,594	$2,443,212	$2,415,157	$2,359,197	$2,327,279	$2,434,358	$2,236,402
Less: average intangible assets	(938,712)	(934,022)	(887,600)	(874,829)	(877,069)	(920,180)	(837,850)
Average tangible common equity	$1,505,882	$1,509,190	$1,527,557	$1,484,368	$1,450,210	$1,514,178	$1,398,552
Return on average common equity(2)	3.80%	2.94%	3.23%	8.69%	9.22%	3.33%	8.75%
Return on average common equity, adjusted(1)(2)	6.15%	3.58%	4.04%	9.38%	9.68%	4.60%	9.54%
Return on average tangible common equity(2)	6.73%	5.32%	5.66%	14.37%	15.36%	5.90%	14.55%
Return on average tangible common equity, adjusted(1)(2)	10.53%	6.37%	6.94%	15.47%	16.10%	7.95%	15.80%
Return on Average Assets
Net income	$27,623	$19,064	$19,606	$52,121	$54,545	$66,293	$147,617
Total adjustments to net income, net of tax(1)	14,411	3,937	4,858	4,110	2,723	23,206	13,151
Net income, adjusted(1)	$42,034	$23,001	$24,464	$56,231	$57,268	$89,499	$160,768
Average assets	$21,526,695	$20,868,106	$18,404,821	$17,889,158	$17,699,180	$20,271,140	$16,709,797
Return on average assets(2)	0.51%	0.37%	0.43%	1.16%	1.22%	0.44%	1.18%
Return on average assets, adjusted(1)(2)	0.78%	0.44%	0.53%	1.25%	1.28%	0.59%	1.29%
Noninterest Expense to Average Assets
Noninterest expense	$131,074	$120,330	$117,331	$116,748	$108,395	$368,735	$324,647
Less:
Optimization costs	(18,376)	—	—	—	—	(18,376)	—
Acquisition and integration related expenses	(881)	(5,249)	(5,472)	(5,258)	(3,397)	(11,602)	(16,602)
Delivering Excellence implementation costs	—	—	—	(223)	(234)	—	(934)
Total	$111,817	$115,081	$111,859	$111,267	$104,764	$338,757	$307,111
Average assets	$21,526,695	$20,868,106	$18,404,821	$17,889,158	$17,699,180	$20,271,140	$16,709,797
Less: average PPP loans	(1,194,808)	(887,977)	—	—	—	(696,095)	—
Average assets, excluding PPP loans	$20,331,887	$19,980,129	$18,404,821	$17,889,158	$17,699,180	$19,575,045	$16,709,797
Noninterest expense to average assets(2)	2.42%	2.32%	2.56%	2.59%	2.43%	2.43%	2.60%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.19%	2.32%	2.44%	2.47%	2.35%	2.31%	2.46%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2020	2020	2020	2019	2019	2020	2019
Efficiency Ratio Calculation
Noninterest expense	$131,074	$120,330	$117,331	$116,748	$108,395	$368,735	$324,647
Less:
Optimization costs	(18,376)	—	—	—	—	(18,376)	—
Acquisition and integration related expenses	(881)	(5,249)	(5,472)	(5,258)	(3,397)	(11,602)	(16,602)
Net OREO expense	(544)	(126)	(420)	(1,080)	(381)	(1,090)	(1,356)
Delivering Excellence implementation costs	—	—	—	(223)	(234)	—	(934)
Total	$111,273	$114,955	$111,439	$110,187	$104,383	$337,667	$305,755
Tax-equivalent net interest income(3)	$143,821	$146,389	$144,728	$149,711	$152,019	$434,938	$443,643
Noninterest income	40,585	32,991	39,362	46,496	42,951	112,938	116,383
Less:
Swap termination costs	14,285	—	—	—	—	14,285	—
Net securities (gains) losses	(14,328)	—	1,005	—	—	(13,323)	—
Total	$184,363	$179,380	$185,095	$196,207	$194,970	$548,838	$560,026
Efficiency ratio	60.36%	64.08%	60.21%	56.16%	53.54%	61.52%	54.60%
Pre-Tax, Pre-Provision Earnings
Net Income	$27,623	$19,064	$19,606	$52,121	$54,545	$66,293	$147,617
Income tax expense	8,690	6,182	6,468	16,392	18,300	21,340	49,809
Provision for credit losses	15,927	32,649	39,532	9,594	12,498	88,108	34,433
Pre-Tax, Pre-Provision Earnings	$52,240	$57,895	$65,606	$78,107	$85,343	$175,741	$231,859
Adjustments to pre-tax, pre- provision earnings:
Optimization costs	18,376	—	—	—	—	18,376	—
Swap termination costs	14,285	—	—	—	—	14,285	—
Acquisition and integration related expenses	881	5,249	5,472	5,258	3,397	11,602	16,602
Net securities (gains) losses	(14,328)	—	1,005	—	—	(13,323)	—
Delivering Excellence implementation costs	—	—	—	223	234	—	934
Total adjustments	19,214	5,249	6,477	5,481	3,631	30,940	17,536
Pre-Tax, Pre-Provision Earnings, adjusted	$71,454	$63,144	$72,083	$83,588	$88,974	$206,681	$249,395

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Tangible Common Equity
Stockholders' equity, common	$2,433,671	$2,425,711	$2,435,707	$2,370,793	$2,339,599
Less: goodwill and other intangible assets	(935,801)	(940,182)	(935,241)	(875,262)	(876,219)
Tangible common equity	1,497,870	1,485,529	1,500,466	1,495,531	1,463,380
Less: AOCI	(25,749)	(28,727)	(35,323)	1,954	(6,738)
Tangible common equity, excluding AOCI	$1,472,121	$1,456,802	$1,465,143	$1,497,485	$1,456,642
Total assets	$21,088,143	$21,244,881	$19,753,300	$17,850,397	$18,013,454
Less: goodwill and other intangible assets	(935,801)	(940,182)	(935,241)	(875,262)	(876,219)
Tangible assets	$20,152,342	$20,304,699	$18,818,059	$16,975,135	$17,137,235
Less: PPP loans	(1,196,538)	(1,179,403)	—	—	—
Tangible assets, excluding PPP loans	$18,955,804	$19,125,296	$18,818,059	$16,975,135	$17,137,235
Risk-weighted assets	$15,216,075	$15,458,361	$15,573,684	$14,225,444	$14,294,011
Tangible common equity to tangible assets	7.43%	7.32%	7.97%	8.81%	8.54%
Tangible common equity to tangible assets, excluding PPP loans	7.90%	7.77%	7.97%	8.81%	8.54%
Tangible common equity, excluding AOCI, to tangible assets	7.30%	7.17%	7.79%	8.82%	8.50%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.77%	7.62%	7.79%	8.82%	8.50%
Tangible common equity to risk-weighted assets	9.84%	9.61%	9.63%	10.51%	10.24%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.